Exhibit 10.32

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of December 15, 2010 (the “Effective Date”), and amends the Amended and Restated Employment Agreement dated [                    ] by and between NEUROCRINE BIOSCIENCES, INC., 12780 El Camino Real, San Diego, California 92130 (hereinafter the “Company”), and [insert name] (hereinafter “Executive”) (the “Employment Agreement”).

RECITALS

WHEREAS, the Company and Executive wish to amend the Employment Agreement to (1) clarify the application of Internal Revenue Code Section 409A to the benefits provided thereunder, and (2) address the potential impact of the 2010 health care reform legislation on the benefits provided thereunder;

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree that the Employment Agreement is amended as of the Effective Date as follows:

ARTICLE 1

AMENDMENTS

1.1 Section 4.2. Section 4.2 of the Employment Agreement is hereby amended to add the following clause to the end of the penultimate sentence:

“which tax gross-up payment will be made to Executive as soon as practicable, but in no event later than the end of the executive’s taxable year following the taxable year in which Executive has recognized such income.”

1.2 Section 6.2(a). The last sentence of Section 6.2(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“All Stock Awards held by Executive that are vested at the time of termination (including any accelerated Stock Awards) will be exercisable in accordance with their terms until the earlier of (x) one year after the termination date, or (y) the expiration of the maximum term of the Stock Award.”

1.3 Section 6.3. The introductory clause of the last sentence of the first paragraph of Section 6.3 of the Employment Agreement is hereby amended and restated to read as follows:

“In such event, and if Executive signs the General Release set forth as Exhibit A or such other form of release as the Company may require (the “Release”) on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective (the “Release Effective Date”), then:”

1.4 Definition of Release Effective Date. Throughout the Agreement, the term “Effective Date of the Release” shall be amended to instead read “Release Effective Date.”

1.5 Section 6.3(b). Section 6.3(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

“The Company shall continue to pay Executive’s Base Salary, less required withholdings, for a period of [            ] months (the “Disability Base Salary Payments”) following Executive’s separation from service; provided that the Disability Base Salary Payments shall be reduced by any insurance or other payments to Executive under policies and plans sponsored by the Company, even if premiums are paid by Executive. Subject to the provisions of Section 6.11, the Disability Base Salary Payments shall be paid in accordance with the Company’s standard payroll practices; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.”

1.6 Section 6.3(e). Section 6.3(e) is hereby amended to add the following provision at the end thereof:

“Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue his/her group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) [            ] months after the date of Executive’s separation from service.”

1.7 Section 6.5(b). The introductory clause of the first sentence of Section 6.5 of the Employment Agreement is hereby amended to read as follows:

“If the Company terminates Executive’s employment without Cause, and if Executive signs the Release on or within the time period set forth therein (but in no event later than forty-five (45) days after the termination date) and allows such Release to become effective (the “Release Effective Date”), then:”

1.8 Section 6.5(b)(ii). The last sentence of Section 6.5(b)(ii) is hereby amended and restated in its entirety to read as follows:

“Subject to the provisions of Section 6.11, the Cash Compensation Amount will be paid in equal installments on the Company’s standard payroll dates over a

period of [            ] months following Executive’s separation from service; provided, however, that any amounts that would otherwise be scheduled to be paid prior to the Release Effective Date shall instead accrue and be paid during the first payroll period following the Release Effective Date, and all other payments shall be made as originally scheduled.”

1.9 Section 6.5(b)(iv). Section 6.5(b)(iv) is hereby amended to add the following provision at the end thereof:

“Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue his group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) [            ] months after the date of Executive’s separation from service.”

1.10 Section 6.8(a). The introductory clause of the first sentence of Section 6.8(a) is hereby amended to read as follows:

“If (i) within six months after the consummation of a Change in Control (as defined in Section 6.8(b) herein), (1) the Company terminates Executive’s employment and this Agreement without Cause pursuant to Section 6.5 herein or (2) Executive resigns his employment and terminates this Agreement as a result of a Constructive Termination pursuant to Section 6.6 herein, and (ii) in either event (1) or (2), Executive signs the Release on or within the time period set forth therein, but in no event later than forty-five (45) days after the termination date and allows such Release to become effective (the “Release Effective Date”), then Executive shall receive the following severance benefits in lieu of any severance benefits set forth in Section 6.5(b) or Section 6.6(b) herein:”

1.11 Section 6.8(iv). Section 6.8(iv) is hereby amended to add the following provision at the end thereof:

“Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly amount to continue his/her group health insurance coverage in effect on the date of separation from service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a separation from service and shall end on the earlier of (x) the date on which Executive voluntarily enrolls in a health insurance plan offered by another employer or entity during the period in which the Company is paying such amounts and (y) [            ] months after the date of Executive’s separation from service.”

1.12 Section 6.8(c)(ii). Section 6.8(c)(ii) is hereby amended and restated in its entirety to read as follows:

“If a Reduced Payment is made, (x) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.”

1.13 Section 6.11. Section 6.11 is hereby amended to add the following two initial sentences:

“Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A.”

1.14 Section 6.11. Section 6.11 is hereby amended to add the following final sentence:

“The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.”

ARTICLE 2

GENERAL PROVISIONS

2.1 Impact of Amendment. Except as expressly amended by this Amendment, the terms of the Employment Agreement remain in full force and effect.

2.2 Governing Law. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company’s headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.

2.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

2.4 Controlling Document. In case of conflict between any of the terms and condition of this Agreement and the document herein referred to, the terms and conditions of this Agreement shall control.

2.5 Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

2.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

Executed by the parties as follows:

EXECUTIVE	NEUROCRINE BIOSCIENCES, INC

By:	By:

Date:	Date:

NEUROCRINE BIOSCIENCES, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT FOR EXECUTIVE OFFICERS

December 15, 2010

SCHEDULE OF EXECUTIVE OFFICERS AND APPLICABLE MODIFICATIONS

Executive Officer	Title	Effective Date of Employment Agreement	Sections 1.5, 1.6, 1.8 and 1.9	Section 1.11
Kevin C. Gorman	President and Chief Executive Officer	August 1, 2007	15 months	24 months

Timothy P. Coughlin	Vice President and Chief Financial Officer	August 1, 2007	15 months	24 months

Margaret E. Valeur-Jensen	Executive Vice President, General Counsel	August 1, 2007	15 months	24 months

Christopher F. O’Brien	Vice President and Chief Medical Officer	August 6, 2007	12 months	18 months

Haig Bozigian	Senior Vice President, Development	August 14, 2007	12 months	18 months

Dimitri E. Grigoriadis	Vice President of Research	August 23, 2007	12 months	18 months